SCHEDULE A

To the Business Management Agreement between
Brown Advisory Funds and Brown Advisory, LLC

Name of Fund
Brown Advisory Growth Equity Fund
Brown Advisory Value Equity Fund
Brown Advisory Flexible Equity Fund
Brown Advisory Small-Cap Growth Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Opportunity Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Tactical Bond Fund
Brown Advisory Equity Income Fund
Brown Advisory Tax-Exempt Bond Fund
Brown Advisory Sustainable Growth Fund
Brown Advisory Emerging Markets Fund
Brown Advisory Strategic European Equity Fund

As approved by the Board of Trustees:  September 6, 2013.